Exhibit 10.1

FORM OF TRANSITION SERVICES AGREEMENT

by and between

ALEXANDER & BALDWIN HOLDINGS, INC.

and

A & B II, INC.

dated as of

June [  ], 2012

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

i

ARTICLE VI

FORCE MAJEURE

Section 6.1	General	7
Section 6.2	Notice	8
Section 6.3	Subcontractors; Fees	8
Section 6.4	Limitations	8

ARTICLE VII

TERM

Section 7.1	Term of Services	8
Section 7.2	Term of Agreement	9

ARTICLE VIII

CONFIDENTIALITY

Section 8.1	Confidentiality	9
Section 8.2	System Security	9

ARTICLE IX

MISCELLANEOUS

Section 9.1	Further Assurances	10
Section 9.2	Amendments and Waivers	10
Section 9.3	Late Payments	10
Section 9.4	Entire Agreement	10
Section 9.5	Third-Party Beneficiaries	11
Section 9.6	Notices	11
Section 9.7	Counterparts; Electronic Delivery	11
Section 9.8	Severability	12
Section 9.9	Assignability; Binding Effect	12
Section 9.10	Governing Law	12
Section 9.11	Construction	12
Section 9.12	Performance	12
Section 9.13	Title and Headings	12
Section 9.14	Exhibits	13

Exhibit A — A&B Services
Exhibit B — Matson Services

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of June [  ], 2012, by and between Alexander & Baldwin Holdings, Inc., a Hawaii corporation (“Holdings”), and A & B II, Inc., a Hawaii corporation and a direct, wholly owned subsidiary of Holdings (“New A&B”).  Holdings and New A&B are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Holdings, acting through its direct and indirect Subsidiaries, owns and conducts the A&B Businesses and the Matson Businesses;

WHEREAS, Holdings and New A&B entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which Holdings will be separated into two independent publicly traded companies: (a) New A&B which, following consummation of the transactions contemplated by the Separation Agreement, will own and conduct the A&B Businesses and (b) Holdings which, following the consummation of the transactions contemplated by the Separation Agreement, will own and conduct the Matson Businesses;

WHEREAS, the execution of this Agreement by the Parties is a condition precedent to the consummation of the transactions contemplated by the Separation Agreement; and

WHEREAS, except as otherwise defined herein, capitalized terms used in this Agreement shall have the same meanings given to such terms in the Separation Agreement.

NOW, THEREFORE, in consideration of the forgoing and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Certain Definitions.  As used in this Agreement (including in the Exhibits to this Agreement):

“A&B Services” means the Services identified on Exhibit A.

“Additional A&B Services” has the meaning set forth in Section 2.3(b).

“Additional Matson Services” has the meaning set forth in Section 2.3(a).

“Additional Third-Party Providers” has the meaning set forth in Section 2.6(b).

“Adjusted Hourly Rate” for an employee means such employee’s Hourly Rate multiplied by 1.10.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“GET” has the meaning set forth in Section 3.2.

“Hourly Rate” for an employee during a given pay period means such employee’s salary and fully burdened benefits for such pay period divided by the number of hours in such pay period assuming no holidays or other work absences occur during such pay period.

“Known Third-Party Providers” has the meaning set forth in Section 2.6(b).

“Matson Services” means the Services identified on Exhibit B.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Providing Party” means, with respect to a Service, the Party providing such Service pursuant to this Agreement.

“Receiving Party” means, with respect to a Service, the Party receiving such Service pursuant to this Agreement.

“Security Regulations” has the meaning set forth in Section 8.2(a).

“Service Coordinator” has the meaning set forth in Section 2.10.

“Services” means the A&B Services or the Matson Services, individually, or the A&B Services and the Matson Services, collectively, as the context may require.

“Systems” has the meaning set forth in Section 8.2(a).

“Term” has the meaning set forth in Section 7.2.

“Third-Party Products and Services” has the meaning set forth in Section 2.6(a).

“Third-Party Providers” has the meaning set forth in Section 2.6(a).

Section 1.2                                      Interpretation.  In this Agreement, unless the context clearly indicates otherwise:

(a)                        words used in the singular include the plural and words used in the plural include the singular;

(b)                        the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)                        the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)                       relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)                        accounting terms used herein shall have the meanings historically ascribed to them by Holdings and its Subsidiaries, including A&B and Matson, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)                          reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)                       reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)                       references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Subsidiaries” shall be deemed to mean such Person’s Subsidiaries following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or a Subsidiary of a Party;

(i)                           if there is any conflict between the provisions of the main body of this Agreement and the Exhibits hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Exhibit;

(j)                           if there is any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control (but only with respect to the subject matter hereof) unless explicitly stated otherwise herein; and

(k)                        any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

SERVICES

Section 2.1                                      A&B Services.  New A&B shall use reasonable best efforts to provide (or to cause another applicable member of the A&B Group to provide) to Holdings (or another applicable member of the Matson Group) each A&B Service in a manner consistent with the manner in which such A&B Service (a) was provided to Holdings (or such other applicable member of the Matson Group) prior to the Distribution Date by (i) New A&B (or such other applicable member of the A&B Group) or (ii) any Person who was an employee of Holdings prior to the Distribution Date who becomes an employee of New A&B (or another member of the A&B Group) after the Distribution Date and (b) is provided after the Distribution Date by New A&B (or such other applicable member of the A&B Group) for its own business.

Section 2.2                                      Matson Services.  Holdings shall use reasonable best efforts to provide (or to cause another applicable member of the Matson Group to provide) to New A&B (or another applicable member of the A&B Group) each Matson Service in a manner consistent with the manner in which such Matson Service (a) was provided to New A&B (or such other applicable member of the A&B Group)  prior to the Distribution Date by Holdings (or such other applicable member of the Matson Group) and (b) is provided after the Distribution Date by Holdings (or such other applicable member of the Matson Group) for its own business.

Section 2.3                                      Additional Service.

(a)                        If New A&B reasonably determines that additional transition services (not listed on Exhibit B) are necessary to conduct the A&B Businesses after the Distribution Date, then New A&B shall provide written notice thereof to Holdings.  If any member of the Matson Group (including any employee of any member of the Matson Group) performed such services for Holdings prior to the Distribution Date (“Additional Matson Services”), the Parties will negotiate in good faith an amendment to Exhibit B setting forth the Additional Matson Services and the terms and conditions (including the fees payable by New A&B) for such Additional Matson Services unless such member of the Matson Group is not reasonably able to perform such Additional Matson Services.

(b)                       If Holdings reasonably determines that additional transition services (not listed on Exhibit A) are necessary to conduct the Matson Businesses after the Distribution Date, then Holdings shall provide written notice thereof to New A&B.  If any member of the A&B Group (or any employee of any member of the A&B Group) performed such services for Holdings prior to the Distribution Date (“Additional A&B Services”), the Parties will negotiate in good faith an amendment to Exhibit A setting forth the Additional A&B Services and the terms and conditions (including the fees payable by Holdings) for such Additional A&B Services unless such member of the A&B Group is not reasonably able to perform such Additional A&B Services.

Section 2.4                                      Modifications to Services.  Either Party, in its capacity as the Providing Party or the Receiving Party, may provide written notice of proposed modifications to the A&B Services or Matson Services, as applicable, to the other Party.  Upon receipt of such notice, the Parties will negotiate in good faith an amendment to Exhibit A or Exhibit B, as applicable, setting forth such modifications to the Services.

Section 2.5                                      No Violations.  Notwithstanding anything to the contrary in this Agreement, neither Party (nor any member of its respective Group) shall be required to perform Services hereunder or to take any actions relating thereto that conflict with or violate any applicable Law or any material contract, license, sublicense, authorization, certification or permit.

Section 2.6                                      Third-Party Providers.

(a)                        Each Party shall use reasonable best efforts to obtain any required consents of the providers (“Third-Party Providers”) of any products or services required to be used in providing any Services pursuant to this Agreement (“Third-Party Products and Services”).  The Parties understand and agree that provision of any Services requiring the use of any Third-Party Products and Services shall be subject to receipt of any required consents of the applicable Third-Party Providers.

(b)                       With respect to each Service, (i) the Receiving Party hereby consents to the Providing Party’s use of any Third-Party Provider(s) named in Exhibit A or Exhibit B, as applicable, with respect to such Service (“Known Third-Party Providers”) and (ii) if, after the date of this Agreement, a Providing Party reasonably determines that it requires the use of Third-Party Providers in addition to the Known Third-Party Providers (“Additional Third-Party Providers”) in providing such Service, the use of such Additional Third-Party Providers shall require the written consent of the Receiving Party’s Service Coordinator, such consent not to be unreasonably withheld or delayed.

Section 2.7                                      Independent Contractor.  A Providing Party (and each applicable member of the Providing Party’s Group) shall act under this Agreement solely as an independent contractor, and not as an agent, of the Receiving Party (and each applicable member of the Receiving Party’s Group).

Section 2.8                                      Employees and Representatives.  Unless otherwise agreed in writing, each employee and representative of a Providing Party (or a member of the Providing Party’s Group) that provides Services to the Receiving Party (or a member of the Receiving Party’s Group) pursuant to this Agreement shall (a) be deemed for all purposes to be an employee or representative of the Providing Party (or such member of the Providing Party’s Group) and not an employee or representative of the Receiving Party (or such member of the Receiving Party’s Group) and (b) be under the direction, control and supervision of the Providing Party (or such member of the Providing Party’s Group) and such Providing Party (or such member of the Providing Party’s Group) shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employee or representative.

Section 2.9                                      Access.  A Receiving Party shall provide (or cause any applicable member of the Receiving Party’s Group to provide) reasonable access to the Providing Party (or any applicable member of the Providing Party’s Group) to the employees, representatives, facilities and books and records of the Receiving Party (or such member of the Receiving Party’s Group) as the Providing Party (or such member of such Providing Party’s Group) shall reasonably request in order to enable the Providing Party (or such member of the Providing Party’s Group) to provide any Service required under this Agreement.

Section 2.10                                Service Coordinators; Disputes.  Each Party shall appoint a representative to act as the primary contact with respect to the provision of the Services (each such person, a “Service Coordinator”).  The initial Service Coordinator for New A&B shall be Paul K. Ito and the initial Service Coordinator for Holdings shall be Joel Wine.  The Service

Coordinators shall meet as expeditiously as possible to resolve any dispute under this Agreement (including, but not limited to, any disputes relating to payments under Article III) and any dispute that is not resolved by the Service Coordinators within twenty (20) days shall be deemed an Agreement Dispute under the Separation Agreement and shall be resolved in accordance with the dispute resolution procedures set forth in Article X of the Separation Agreement.  Each Party may treat an act of the other Party’s Service Coordinator as being authorized by such other Party without inquiring whether such Service Coordinator had authority to so act; provided, however, that no Service Coordinator shall have authority to amend this Agreement.  Each Party shall advise the other Party promptly in writing of any change in its respective Service Coordinator, setting forth the name of the replacement, and stating that the replacement Service Coordinator is authorized to act for such Party in accordance with this Section 2.10.

ARTICLE III

PAYMENT

Section 3.1                                      Pricing.  Each A&B Service provided by New A&B (or another applicable member of the A&B Group) shall be charged to and payable by Holdings at the fees for such A&B Service determined in accordance with Exhibit A.  Each Matson Service provided by Holdings (or another applicable member of the Matson Group) shall be charged to and payable by New A&B at the fees for such Matson Service determined in accordance with Exhibit B.

Section 3.2                                      Taxes.  The Parties acknowledge that fees charged for Services may be subject to the Hawaii General Excise Tax (“GET”) or other applicable sales or equivalent taxes.  With respect to each Service provided under this Agreement (a) the Providing Party shall be liable for reporting and paying the GET or any other applicable taxes imposed on fees received for providing such Service and (b) the Receiving Party shall reimburse the Providing Party for the amount of such taxes paid on fees received for providing such Service. Each Receiving Party shall be liable for any applicable use taxes imposed on Services received.

Section 3.3                                      Billing and Payment.  Charges for each Service provided shall be billed on a monthly basis and shall be payable within thirty (30) calendar days after receipt of such monthly billing charge.  The Parties may mutually agree to aggregate and offset invoices on a monthly basis.

Section 3.4                                      Budgeting and Accounting.  Upon reasonable request, each Party will cooperate with the other Party with respect to budgeting and accounting matters relating to the A&B Services and the Matson Services, as applicable.

ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.1                                      DISCLAIMER.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.1 AND SECTION 2.2 (AS APPLICABLE), EACH PARTY ACKNOWLEDGES

AND AGREES THAT THE OTHER PARTY (AND EACH APPLICABLE MEMBER OF SUCH OTHER PARTY’S GROUP) MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

Section 4.2                                      AS IS; WHERE IS.  Except as expressly set forth in this Agreement, the Services (and any related products) to be provided under this Agreement are furnished as is, where is, with all faults.

ARTICLE V

RELEASE AND INDEMNIFICATION

Section 5.1                                      Release and Indemnification by New A&B.  New A&B (on behalf of itself and each other member of the A&B Group) hereby releases the Matson Indemnitees and agrees, to the fullest extent permitted by Law, to indemnify, defend and hold harmless the Matson Indemnitees from and against all Losses relating to, arising out of or resulting from the provision or use of any Matson Services hereunder to the extent not arising from the gross negligence or willful misconduct of any member of the Matson Group.

Section 5.2                                      Release and Indemnification by Holdings.  Holdings (on behalf of itself and each other member of the Matson Group) hereby releases the A&B Indemnitees and agrees, to the fullest extent permitted by Law, to indemnify, defend and hold harmless the A&B Indemnitees from and against all Losses relating to, arising out of or resulting from the provision or use of any A&B Services hereunder to the extent not arising from the gross negligence or willful misconduct of any member of the A&B Group.

Section 5.3                                      Indemnification Procedure; Other Rights and Limitations.  All claims for indemnification pursuant to Section 5.1 or Section 5.2 shall be made in accordance with the procedures set forth in Section 9.4 of the Separation Agreement and shall be subject to Sections 9.5 through 9.10 of the Separation Agreement.

ARTICLE VI

FORCE MAJEURE

Section 6.1                                      General.  If a Providing Party (or any member of the Providing Party’s Group) is prevented from or delayed in complying, in whole or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, earthquake, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, act of God, or act, omission or delay in acting by any Governmental Authority or by the Receiving Party (or any member of the Receiving Party’s Group) or any other cause, whether or not of a class or kind listed in this sentence, which is beyond the reasonable control of the Providing Party (or any other applicable member of the Providing Party’s Group), then upon notice to the Receiving Party pursuant to Section 6.2, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and, unless otherwise set forth herein to the contrary, the Providing Party (and any applicable member of the Providing Party’s Group) shall have no liability to the Receiving Party (or any member of the Receiving Party’s Group) in connection therewith.

Section 6.2                                      Notice.  Upon becoming aware of a disability causing a delay in the performance or preventing performance of any Services to be provided by a Providing Party (or another member of the Providing Party’s Group) under this Agreement, the Providing Party shall promptly notify the Receiving Party in writing of the existence of such disability and the anticipated duration of the disability.

Section 6.3                                      Subcontractors; Fees.  A Receiving Party shall have the right, but not the obligation, to engage subcontractors to perform the Services affected by the disability for the duration of the period during which such disability delays or prevents the performance of such Services by the Providing Party, it being agreed that the fees paid or payable under this Agreement with respect to the Services affected by the disability shall be reduced (or refunded, if applicable) on a dollar-for-dollar basis for all amounts paid by the Receiving Party to such subcontractors, provided, that the Providing Party shall not be responsible for the amount of fees charged by any such subcontractors to perform such Services to the extent they exceed the fees payable under this Agreement for such Services.

Section 6.4                                      Limitations.  Each Party shall use reasonable best efforts to promptly remove any disability under Section 6.1 as soon as possible; provided, however, that nothing in this Article VI will be construed to require the settlement of any lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest.  It is understood that the settlement of a lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party.

ARTICLE VII

TERM

Section 7.1                                      Term of Services.  Subject to the penultimate sentence of Section 7.2, (a) each A&B Service shall be provided for the term specified in Exhibit A and (b) each Matson Service shall be provided for the term specified in Exhibit B; provided, however, a Receiving Party shall have the right to terminate one or more of the Services that such Party receives under this Agreement at the end of a designated month by giving the Providing Party at least thirty (30) days’ prior written notice of such termination. Except as otherwise agreed, each Service may only be terminated in whole, and partial termination of a Service shall not be permitted without the prior approval of the Providing Party, such approval not to be unreasonably withheld or delayed.  The Parties shall cooperate with each other in good faith in their efforts to reasonably effect early termination of Services, including, where applicable, partial termination, and to agree in good faith upon appropriate reduction of the charges hereunder in connection with such early termination.

Section 7.2                                      Term of Agreement.  This Agreement shall terminate upon the earlier of (a) the cessation of all Services pursuant to Section 7.1 or (b) the second anniversary of the Distribution Date; provided, however, that Articles III, IV, V and VIII shall survive the termination of this Agreement and any such termination shall not affect any obligation for payment for Services rendered prior to termination.  Notwithstanding the foregoing, the Parties each reserve the right to immediately terminate this Agreement by written notice to the other Party in the event that such other Party shall have (a) applied for or consented to the appointment of a receiver, trustee or liquidator; (b) admitted in writing an inability to pay debts as they mature; (c) made a general assignment for the benefit of creditors; or (d) filed a voluntary petition, or have filed against it a petition, for an order of relief under the Federal Bankruptcy Code (as amended).  The period from the Distribution Date to the date of termination of this Agreement in accordance with this Section 7.2 is referred to as the “Term.”

ARTICLE VIII

CONFIDENTIALITY

Section 8.1                                      Confidentiality.  Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith shall be Confidential Information subject to the confidentiality provisions (and exceptions thereto) set forth in Section 8.7 of the Separation Agreement.

Section 8.2                                      System Security.

(a)                        If a Providing Party (or a member of the Providing Party’s Group) is given access to the computer systems or software (collectively, “Systems”) of the Receiving Party (or a member of the Receiving Party’s Group) in connection with the provision of a Service, the Providing Party shall comply (or cause such member of the Providing Party’s Group to comply) with all of the system security policies, procedures and requirements (collectively, “Security Regulations”) of the Receiving Party (or such member of the Receiving Party’s Group), and shall not (or shall cause such member the Providing Party’s Group not to) tamper with, compromise or circumvent any security or audit measures employed by the Receiving Party (or such member of the Receiving Party’s Group).  The Providing Party shall (or shall cause such member of the Providing Party’s Group) to access and use only those Systems of the Receiving Party (or such member of the Receiving Party’s Group) for which it has been granted the right to access and use.

(b)                       The Providing Party shall use reasonable best efforts to ensure that only those of its personnel (or the personnel of such member of the Providing Party’s Group) who are specifically authorized to have access to the Systems of the Receiving Party (or such member of the Receiving Party’s Group) gain such access, and use reasonable best efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel (or the personnel of such member of its Group) of the restrictions set forth in this Agreement and of the Security Regulations.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      Further Assurances.  Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement, including using reasonable best efforts to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the provision of any Services hereunder during the Term.  Without limiting the generality of the foregoing, where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation.

Section 9.2                                      Amendments and Waivers.

(a)                        This Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)                       Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party.  No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 9.3                                      Late Payments.  Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement shall accrue interest at a rate per annum equal to 12%.

Section 9.4                                      Entire Agreement.  This Agreement, the Separation Agreement and the Exhibits referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 9.5                                      Third-Party Beneficiaries.  Except as provided in Article V relating to Indemnitees, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.6                                      Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Hawaii-Aleutian Standard time shall be deemed received at 9:00 a.m. Hawaii-Aleutian Standard time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)                                  If to Holdings:

Matson, Inc.
1411 Sand Island Parkway
Honolulu, HI 96803
Attention: General Counsel
Fax: 808-842-6048

and

Matson, Inc.
555 12th Street
Oakland, CA 94607

Attention: General Counsel
Fax: 510-628-7331

(b)                                 If to New A&B:

Alexander & Baldwin, Inc.

822 Bishop Street

Honolulu, HI 96813

Attention: Chief Legal Officer

Fax: 808-525-6652

Section 9.7                                      Counterparts; Electronic Delivery.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 9.8                                      Severability.  If any term or other provision of this Agreement or the Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.  If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.9                                      Assignability; Binding Effect.  This Agreement is not assignable by either Party without the prior written consent of the other Party and any attempt to assign this Agreement without such consent shall be void and of no effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.10                                Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Hawaii, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 9.11                                Construction.  This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party.  The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have.  The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing.  The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith.  The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement.  The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 9.12                                Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 9.13                                Title and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.14                                Exhibits.  The Exhibits attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their authorized representatives as of the date first above written.

ALEXANDER & BALDWIN HOLDINGS, INC.

By:
Name:
Title:

A & B II, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT A

A&B SERVICES

New A&B agrees to provide (or to cause another applicable member of the A&B Group to provide) to Holdings (or another applicable member of the Matson Group) the following services (the “A&B Services”).

Human Resource Services

1.               Services.  The human resource services to be provided by New A&B to Holdings (the “HR Services”) are as follows:

a.               Administer the existing contract with Hawaii Medical Service Association (the “HMSA Contract”).

b.              Administer the existing contract with Hawaii Dental Service (the “HDS Contract”).

c.               Administer open enrollment using the Aliquant system (the “Aliquant Services”).

d.              Provide defined benefit administration, including support of regulatory filings, annual funding notices via Buck Consultants for distribution to Matson, audit support, review of forms and pension calculations and interfacing with Trucker Huss and Buck Consultants (the “DB Services”).

e.               Prepare Medicare Part D filing, including allocating rebates to New A&B and Holdings and year-end reconciliations (the “Medicare Services”) for the 2012 plan year, pursuant to Item 2.e. below.  For the avoidance of doubt, any rebates with respect to New A&B employees will be allocated to New A&B and any rebates with respect to Holdings employees will be allocated to Holdings.

f.                 Additional training and knowledge transfer in connection with the services listed above in paragraphs a. through e., and such Other Services (as defined below) as the Parties shall mutually agree.

2.               Term.

a.               New A&B will administer the HMSA Contract through December 31, 2012 and New A&B will, if requested by Holdings, continue premium reporting on a monthly basis on behalf of Holdings through December 31, 2013.

b.              New A&B will administer the HDS Contract until a 30-day termination notice can be provided following the Distribution Date and New A&B will, if requested by Holdings, continue administration and premium reporting on a monthly basis on behalf of Holdings through December 31, 2013.

c.               The Aliquant Services are expected to continue until mid-2013.  New A&B will administer open enrollment on behalf of New A&B and Holdings for 2013.  It is anticipated that the Parties will identify an alternative solution to Aliquant in time for the 2014 open enrollment.  However, if Holdings informs New A&B on or before March 31, 2013 that Holdings needs to extend the Aliquant Services for open enrollment for 2014 New A&B will administer open enrollment on behalf of Holdings for 2014.

d.              New A&B will provide the DB Services to Holdings through December 31, 2013.

e.               New A&B will provide the Medicare Services to Holdings through December 31, 2012. Mid-2012, New A&B will apply for its own RDS number.  Holdings must file its own application in 2013 (if it elects to continue to do so) in September/October 2012.

3.               Fees and Expenses.

a.               HR Services.  Holdings shall pay to New A&B a fixed “lump sum” for the HR Services.  The lump sum is calculated by using the time allocated by each New A&B human resources staff member to the scope of services provided and using actual benefit loaded salaries, plus 10%, totaling an annualized rate of $181,801.  New A&B shall invoice Holdings on a monthly basis.

Both Parties agree to review the lump sum charge formula on a quarterly basis (first review at the beginning of October, 2012 for Q3 2012) to ensure the level of the charge reflects actual time spent, and both Parties agree to adjust such lump sum as necessary (retrospectively and prospectively), based on experience.

b.              Other Services.  In addition, there may be assistance provided on other items not specifically included in the HR Services (“Other Services”).  Other Services will be reimbursed based on time spent by New A&B employees on such Services at each such employee’s Adjusted Hourly Rate.  New A&B shall invoice Holdings on a monthly basis for Other Services, with a breakdown of the amount of time spent by the New A&B human resources staff member.

c.               Any expenses related to the HR Services or the Other Services will be reimbursed (without a premium).

4.               Special Requirements.  New A&B and Holdings have agreed to the following special requirements concerning the HR Services:

a.               No “feeds” (intercompany IT feeds) will be cut or altered as a result of the separation until such time that is mutually agreed upon by the Parties, but such time shall in no event extend beyond the second anniversary of the Distribution Date.  New A&B will require ongoing information on Holdings employees in order to provide the HR Services.

b.              The planned provision of the HR Services is based on current facts and circumstances and what New A&B knows about Holdings’ employees, programs, and policies today.  The HR Services do not take into account any changes/modifications such as (but not limited to) new pay programs, designs, benefits, acquisitions, dispositions, collectively bargained changes, and changes to eligible compensation.  Any changes that are implemented should be communicated to New A&B’s Human Resources Department as soon as possible (and in advance if possible).

5.               Third Party Contractors.

a.               For any services provided in conjunction with vendors (such as, but not limited to, Towers Watson, Buck, Trucker Huss, Morgan Lewis, and Mercer), vendor charges will be directly invoiced to Holdings.  Any change in vendor should be communicated to New A&B’s Human Resources Department as soon as possible and although changes to vendors are within Holdings’ discretion, the fee paid by Holdings to New A&B, as described in Item 3 above, will be adjusted to reflect any changes relating to the transition to a new vendor or the implementation of a new process.  If any such third party contractor shall invoice New A&B for services for Holdings’ benefit, New A&B shall invoice Holdings for such amounts.

Accounting Services

1.               Services.  The accounting services to be provided by New A&B to Holdings (the “Accounting Services”) are as follows:

a.               Assist with SEC reporting and filings post separation.

b.              Provide training on executive compensation and employee benefits accounting.

c.               Other services as mutually agreed upon by the parties.

2.               Term.  The Accounting Services will be provided from the Distribution Date to the date that Holdings files its Quarterly Report on Form 10-Q with respect to the quarter ended June 30, 2013.

3.               Fees and Expenses.  The Accounting Services will be reimbursed based on time spent by New A&B employees on such Services at each such employee’s Adjusted Hourly Rate.  Any expenses related to the Accounting Services will be reimbursed (without a premium).  All fees and expenses will be billed to Holdings on a monthly basis.

4.               Special Requirements.  None.

5.               Third Party Contractors.

a.               Edgarfilings (a subsidiary of Thomson Reuters). The scope of work includes providing edgarization software and XBRL preparation services.

Corporate Secretary and Corporate Governance Services

1.               Services.  The secretarial and corporate governance services to be provided by New A&B to Holdings (the “Corporate Advisory Services”) are as follows:

a.               Provide input regarding SEC reporting and filings post separation.

b.              Provide input regarding procedures and processes for public company board meetings, record keeping, and corporate governance.

c.               Other services as mutually agreed upon by the Parties.

2.               Term.  The Corporate Advisory Services will be provided from the Distribution Date to the date that Holdings files its Quarterly Report on Form 10-Q with respect to the quarter ending June 30, 2013.

3.               Fees and Expenses.  The Corporate Advisory Services will be reimbursed based on time spent by New A&B employees on such Services at each such employee’s Adjusted Hourly Rate.  Any expenses related to the Corporate Advisory Services will be reimbursed (without a premium).  All fees and expenses will be billed to Holdings on a monthly basis.

4.               Special Requirements.  None.

5.               Third Party Contractors.  New A&B shall not retain any law firms on behalf of Holdings.

Internal Audit Services

Post-separation, New A&B and Holdings will each have their own internal audit staff.  However, the New A&B staff may be required to assist Holdings with the following services:

1.               The internal audit services to be provided by New A&B to Holdings (the “New A&B Internal Audit Services”) are as follows:

a.               Planning and performing Sarbanes-Oxley Act of 2002 (“SOX”) section 404 compliance, employee benefit plans audits and operational audits.

b.              Supporting Deloitte & Touche LLP with financial statement audits.

c.               Supporting the Enterprise Risk Management program.

2.               Term.  The New A&B Internal Audit Services will be provided from the Distribution Date to the date that Holdings files its Annual Report on Form 10-K for the year ended December 31, 2012.

3.               Fees and Expenses.  The New A&B Internal Audit Services will be reimbursed based on time spent by New A&B employees on such Services at each such employee’s Adjusted Hourly Rate.  Any expenses related to the New A&B Internal Audit Services will be reimbursed (without a premium).  All fees and expenses will be billed to Holdings on a monthly basis.

4.               Special Requirements.  None.

5.               Third Party Contractors.

a.               Secure DNA Consultants, Inc.  The scope of work pertains to information technology general control (ITGC) testing as part of SOX section 404 compliance.

b.              For any New A&B Internal Audit Services provided by a vendor such as Secure DNA Consultants for Holdings’ benefit, vendor charges will be directly invoiced to Holdings.  If any such vendor shall invoice New A&B for services for Holdings’ benefit, New A&B shall invoice Holdings for such amounts.

EXHIBIT B

MATSON SERVICES

Holdings agrees to provide (or cause another applicable member of the Matson Group to provide) to New A&B (or another applicable member of the A&B Group) the following services (the “Matson Services”).

Tax Services

Holdings’ Tax Department is based in Oakland, where it carries out the vast majority of work for all the tax compliance, tax accounting and tax advisory needs of both the A&B Group and the Matson Group.  Post-separation, the Tax Department will remain with Holdings and will continue to provide tax work and services to New A&B.

1.               Services.  The tax services to be provided by Holdings to New A&B (the “Tax Services”) are as follows:

a.               Assist with planning, recruiting, hiring and training New A&B tax staff.

b.              Prepare required federal and state income tax returns and estimated tax payments.

c.               Prepare tax provisions and reconcile tax accounts, for internal and external reporting purposes.

d.              Prepare tax footnotes and other required tax disclosures.

e.               Respond to federal and state income tax audits as required.

f.                 Provide information and support to financial auditors in connection with taxes.

g.              Provide advice as needed regarding tax implications of business activities.

h.              Monitor and advise New A&B management about tax developments and legislation.

i.                  Provide tax forecasts and estimates as required for New A&B management decision making.

j.                  Provide support for separation activities, including the tax rulings, tax opinions, and special SEC filings.

k.               Perform tax research to support significant tax positions.

l.                  Coordinate with joint venture partners and outside tax advisors on tax information and issues as needed.

m.            Prepare or review other required tax filings, including Hawaii general excise taxes, HIPAC and New A&B Foundation, and Heavy Vehicle Use Tax.

n.              Provide other general tax advice and assistance as requested.

2.               Term.  The Tax Services will be provided until the earlier of (i) such time as New A&B staffs and trains its own stand-alone tax department or (ii) the second anniversary of the Distribution Date.

3.               Fees and Expenses.  The Tax Services will be reimbursed based on time spent by Holdings employees on such Services at each such employee’s Adjusted Hourly Rate.  Any expenses related to the Tax Services will be reimbursed (without a premium).  All fees and expenses will be billed to New A&B on a monthly basis.  For the avoidance of doubt, reimbursable expenses may include: approved travel, tax software license (allocated portion of payments made after Distribution Date), tax research materials (allocated portion of future online subscriptions) and other tax office supplies (allocated portion). Notwithstanding the foregoing, all tax software license will be reimbursed based on usage/benefit to be determined by mutual agreement between the Parties.

4.               Special Requirements.  None.

5.               Third Party Contractors.

a.               Third party contractors that will be used to provide the Tax Services are as follows: (i) Ernst & Young (“E&Y”), if needed, under the existing tax advisory agreement, dated January 6, 2011, by and between E&Y and Alexander & Baldwin, Inc. on behalf of itself and its affiliates and (ii) temporary employee Avery Chin under an existing agreement with an agency.

b.              For any Tax Services provided by a vendor (including but not limited to E&Y or Avery Chin), vendor charges will be directly invoiced to New A&B.  If any such third party contractor shall invoice Holdings for services for New A&B’s benefit, Holdings shall invoice New A&B for such amounts.

Risk Management Services

Holdings’ Risk Management Department is based in Oakland, where it carries out work for the insurance procurement, auto/general liability/property claims administration and related insurance accounting work in collaboration with the Finance Department.  These insurance services are provided for both the A&B Group and the Matson Group.  Post-separation, the Risk Management Department will remain with Holdings and will continue to provide risk management work and services to New A&B.

1.               Services.  The risk management services that may be provided by Holdings to New A&B (the “Risk Management Services”) include:

a.               Review of insurance binders, policies and premium invoices for policies placed as of separation and for policies that are purchased after the Distribution Date.

b.              Handle auto liability, general liability, property, boiler and machinery claims that were incurred prior to the Distribution Date.

c.               Provide guidance regarding auto liability, general liability, property, boiler and machinery claims incurred after the Distribution Date.

d.              Review of insurance provisions in contracts, issuance of certificates of insurance and review of third party certificates of insurance.

e.               Insurance accounting services provided by the Finance Department such as reconciliation of claims activity to the general ledger and premium allocations.

f.                 Negotiate with insurance broker on renewals and new placements after the Distribution Date which includes gathering underwriting information.

g.              Prepare monthly and semi annual reports to senior management at New A&B.

h.              Prepare annual budget.

i.                  Assist with recruiting, interviewing and training a risk manager.

j.                  Miscellaneous insurance project work such as internal insurance training and reviewing insurance for development projects, such as Kukui’ula and Waihonua, vendors, contractors, etc.

k.               Other services as mutually agreed upon by the Parties.

2.               Term.  The Risk Management Services will be provided until the earlier of (i) such time as New A&B staffs and trains its own stand-alone department or (ii) the second anniversary of the Distribution Date.

3.               Fees and Expenses.  The Risk Management Services will be reimbursed based on time spent by Holdings employees on such Services at each such employee’s Adjusted Hourly Rate.  Any expenses related to the Risk Management Services (including but not limited to approved travel, and fees and expenses of third party vendors if not directly billed to New A&B) will be reimbursed (without a premium). The STARS administration fee related to run-off claims will be allocated to each Party in proportion to each Party’s relative share of run-off claims.  All fees and expenses will be billed to New A&B on a monthly basis.

4.               Special Requirements.

a.               Retained loss expenses (deductibles, uninsured costs) for claims handled by Holdings shall be handled as provided in the Separation Agreement.

5.               Third Party Contractors: Third party contractors that will be used to provide the Risk Management Services are as follows:

a.               STARS

b.              Sedgwick (third party claims administrator).

c.               XL (auto/general liability insurer) and other insurance companies.

For any Risk Management Services provided by a vendor other than STARS, vendor charges will be directly invoiced to New A&B by such vendors.  If any such third party contractor shall invoice Holdings for services for New A&B’s benefit, Holdings shall invoice New A&B for such amounts.

Internal Audit Services

Post-separation, New A&B and Holdings will each have their own internal audit staff.  However, Holdings staff may be required to assist New A&B with the following services:

1.               The internal audit services to be provided by Holdings to New A&B (the “Holdings Internal Audit Services”) are as follows:

a.               Planning and performing SOX section 404 compliance, employee benefit plans audits and operational audits.

b.              Supporting Deloitte & Touche LLP with financial statement audits.

c.               Supporting the Enterprise Risk Management program.

2.               Term.  The Holdings Internal Audit Services will be provided from the Distribution Date to the date that New A&B files its Annual Report on Form 10-K for the year ended December 31, 2012.

3.               Fees and Expenses.  The Holdings Internal Audit Services will be reimbursed based on time spent by Holdings employees on such Services at each such employee’s Adjusted Hourly Rate.  Any expenses related to the Holdings Internal Audit Services will be reimbursed (without a premium).

4.               Special Requirements.  None.

5.               Third Party Contractors.

a.               Secure DNA Consultants, Inc.  The scope of work pertains to information technology general control (ITGC) testing as part of SOX section 404 compliance.

b.              For any Holdings Internal Audit Services provided by a vendor such as Secure DNA Consultants for New A&B’s benefit, vendor charges will be directly invoiced to New A&B.  If any such vendor shall invoice Holdings for services for New A&B’s benefit, Holdings shall invoice New A&B for such amounts.